Spark Networks(R) Reports Second Quarter 2009 Financial Results

BEVERLY HILLS, CA -- (Marketwire - August 10, 2009) - Spark Networks, Inc. (NYSE Amex: LOV), a leading provider of online personals services, today reported financial results for the second quarter ended June 30, 2009.

                                        Q2 2009              Q2 2008
                                 --------------------  --------------------
        Revenue                  $       11.2 Million  $       15.0 Million
        Contribution Margin                       73%                   73%
        Net Income               $        1.9 Million  $        1.6 Million
        Earnings Per Share       $               0.09  $               0.07

"We again saw declines in revenue and average paying subscribers for Jewish Networks, which remains the lion's share of our contribution, and consequently reduced overall contribution sequentially. During the quarter we made progress upgrading and adding new features to key Jewish Networks products to stabilize and revitalize those brands," stated Adam Berger, Chairman and Chief Executive Officer of Spark Networks, Inc. "In contrast to the 2% sequential decline in Jewish Networks' average paying subscribers, we saw a 2% sequential increase in Other Affinity Networks' average paying subscribers. Margins and volume in Other Affinity Networks are not as high as Jewish Networks; however, growing this segment has furthered our progress towards less dependence upon one or two large brands."

Berger continued, "We have been working on prudently reducing operating expenses while investing in our business. These efforts have yielded an 11% sequential reduction in operating expenses or just over $0.7 million, excluding the impairment charge in the first quarter."

Financial Results

Revenue for the second quarter of 2009 was $11.2 million, a decrease of 25% compared to $15.0 million in the second quarter of 2008, and a 7% decrease compared to $12.0 million for the prior quarter. Revenue for the first six months of 2009 was $23.3 million, a 22% decrease compared to $30.0 million for the same period last year.

Contribution(1) for the second quarter of 2009 was $8.3 million, a decrease of 25% compared to $11.0 million for the second quarter of 2008, and a 10% decrease compared to $9.2 million in the prior quarter. Contribution for the first six months of 2009 was $17.4 million, a 20% decrease compared to $21.9 million for the same period last year.

Operating expenses for the second quarter of 2009 were $6.3 million, a 21% decrease compared to $8.0 million for the second quarter of 2008 and the first quarter of 2009. The decrease in year-over-year operating expenses can be primarily attributed to lower cash operating expenses and stock-based compensation. The sequential decrease in operating expenses can be primarily attributed to lower cash operating expenses and the absence of an asset impairment charge in the second quarter of 2009. In the first quarter of 2009, the Company recorded an $880,000 asset impairment charge primarily related to its HurryDate Acquisition. Operating expenses for the first six months of 2009 were $14.3 million, a 13% decrease compared to $16.5 million for the same period last year. Excluding the $880,000 asset impairment charge in the first six months of 2009, operating expenses were 19% lower than the prior year. Lower cash operating expenses and stock-based compensation accounted for the majority of the decline in operating expenses.

Net income for the second quarter of 2009 was $1.9 million, or $0.09 per share, compared to $1.6 million, or $0.07 per share, for the second quarter of 2008, and $311,000 or $0.02 per share for the prior quarter. Net income for the second quarter of 2009 includes $1.7 million of recognized income from assets received in connection with a legal judgment. Net income for the first six months of 2009 was $2.2 million, or $0.11 per share, compared to $3.2 million or $0.13 per share for the first six months of 2008. Net income for the first six months of 2009 includes $1.7 million of recognized income from assets received in connection with a legal judgment.

Adjusted EBITDA(2) for the second quarter of 2009 was $2.6 million, a decrease of 42% compared to $4.4 million for the second quarter of 2008, and a decrease of 9% compared to $2.8 million in the prior quarter. Adjusted EBITDA for the first six months of 2009 was $5.4 million, a 36% decrease compared to $8.4 million for the same period last year.

Average paying subscribers(3) for the Company, as a whole, in the second quarter of 2009 were 163,217, a decrease of 14% compared to 190,455 in the second quarter of 2008, and a 3% decrease compared to 168,004 in the prior quarter. Average paying subscribers for the first six months of 2009 were 165,610, a 14% decrease compared to 191,554 for the same period last year.

Segment Reporting(4)

Second quarter 2009 revenue for Jewish Networks was $7.1 million, a decrease of 18% compared to $8.6 million for the second quarter of 2008, and a 7% decrease compared to $7.6 million in the prior quarter. Jewish Networks revenue for the first six months of 2009 was $14.6 million, a 15% decrease compared to $17.3 million for the same period last year.

Second quarter 2009 revenue for Other Affinity Networks was $3.3 million, a decrease of 3% compared to $3.4 million in the second quarter of 2008 and flat when compared to the prior quarter. Other Affinity Networks revenue for the first six months of 2009 was $6.6 million, a 2% decrease compared to $6.8 million for the same period last year.

Second quarter 2009 revenue for General Market Networks was $701,000, a decrease of 68% compared to $2.2 million for the second quarter of 2008, and a 25% decrease compared to $940,000 in the prior quarter. The planned decrease in revenue for General Market Networks is largely attributable to an 85% decrease in the marketing spend for this segment in the second quarter of 2009 compared to the same period in 2008. Direct marketing expense decreased 46% sequentially, which accounted for the sequential revenue decrease. General Market Networks revenue for the first six months of 2009 was $1.6 million, a 65% decrease compared to $4.8 million for the same period last year.

Second quarter 2009 revenue for Offline & Other Businesses was $171,000, a decrease of 78% compared to $765,000 for the second quarter of 2008, and a 19% decrease compared to $212,000 in the prior quarter. The absence of a travel event in the second quarter of 2009 accounted for the majority of the revenue shortfall. Offline & Other Businesses revenue for the first six months of 2009 was $383,000, a 68% decrease compared to $1.2 million for the same period last year. The absence of two travel events in 2009 accounted for the majority of the revenue shortfall.

Average paying subscribers for Jewish Networks were 82,769 during the second quarter of 2009, a decrease of 10% compared to 91,598 for the second quarter of 2008, and a 2% decrease compared to 84,644 for the prior quarter. Jewish Networks average paying subscribers for the first six months of 2009 were 83,706, a 9% decrease compared to 92,159 for the same period last year.

Average paying subscribers for Other Affinity Networks were 65,409 during the second quarter of 2009, an increase of 3% compared to 63,309 for the second quarter of 2008 and a 2% increase compared to 64,393 for the prior quarter. Other Affinity Networks average paying subscribers for the first six months of 2009 were 64,901, a 5% increase compared to 61,721 for the same period last year.

Average paying subscribers for General Market Networks were 14,022 during the second quarter of 2009, a decrease of 58% compared to 33,573 for the second quarter of 2008, and a 21% decrease compared to 17,810 for the prior quarter. General Market Networks average paying subscribers for the first six months of 2009 were 15,916, a 55% decrease compared to 35,504 for the same period last year.

Balance Sheet, Cash, Debt

As of June 30, 2009, the Company had cash and cash equivalents of $9.7 million, compared to $7.4 million as of December 31, 2008. As of June 30, 2009, the Company had approximately $7.8 million of debt outstanding.

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Call Title:                    Spark Networks Q2 '09 Financial Results
Toll-Free (United States):     1-888-339-3503
International:                 1-719-325-2286
Confirmation #:                3736841

Two-Week Replay
Toll-Free (United States):     1-888-203-1112
International:                 1-719-457-0820
Confirmation #:                3736841

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's Web site under "Conference Calls and Presentations" at: http://www.spark.net/investor.htm.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

(1) "Contribution" is defined as net revenues less direct marketing expenses and "Contribution Margin" is defined as Contribution divided by net revenues.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years, such as the Scheme of Arrangement. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for inter-company loans and the income recognized from assets received in connection with a legal judgment.

(3) Average paying subscribers are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(4) In accordance with Financial Accounting Standard No. 131, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The General Market Networks segment consists of the Company's AmericanSingles.com Web site, its co-branded and private label Web sites, Date.co.uk and Date.ca. The Other Affinity Networks segment consists of all of the Company's Provo, Utah-based properties which primarily consist of sites targeted towards various religious, ethnic, geographic and special interest groups including BlackSingles.com and ChristianMingle.com. The Offline & Other Businesses segment consists of net revenues generated from offline activities, HurryDate events and subscriptions and other Web sites and businesses.

                       SPARK NETWORKS, INC.
                   CONSOLIDATED BALANCE SHEETS
                (in thousands, except share data)

                                                    June 30,   December 31,
                                                  -----------  -----------
                                                      2009         2008
                                                  -----------  -----------
                                                  (Unaudited)
Assets

Current assets:
  Cash and cash equivalents                       $     9,669  $     7,417
  Restricted cash                                         676          766
  Accounts receivable                                     878        1,102
  Deferred tax asset                                       44           52
  Prepaid expenses and other                              880        1,869
                                                  -----------  -----------
    Total current assets                               12,147       11,206
Property and equipment, net                             1,889        1,685
Goodwill, net                                          17,778       17,964
Intangible assets, net                                  5,417        5,750
Deferred tax asset                                      5,004        5,002
Deposits and other assets                               2,072          401
                                                  -----------  -----------
    Total assets                                  $    44,307  $    42,008
                                                  ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                $     1,160  $     2,260
  Accrued liabilities                                   5,312        4,830
  Deferred revenue                                      4,159        4,093
  Notes payable and other short-term debt               7,750        7,750
                                                  -----------  -----------
    Total current liabilities                          18,381       18,933
Deferred tax liabilities                                  811          756
Income tax liablity                                       942          906
                                                  -----------  -----------
    Total liabilities                                  20,134       20,595
Commitments and contingencies                              --           --
Stockholders' equity:
  Authorized capital stock consists of
   100,000,000 shares of common stock, $0.001 par
   value; issued and outstanding 20,581,544 at
   June 30, 2009 and 20,541,744 shares as of
   December 31, 2008, at stated values of                  21           21
  Additional paid-in-capital                           46,170       45,545
  Accumulated other comprehensive income                  529          591
  Accumulated deficit                                 (22,547)     (24,744)
                                                  -----------  -----------
  Total stockholders' equity                           24,173       21,413
                                                  -----------  -----------
    Total liabilities and stockholders' equity    $    44,307  $    42,008
                                                  ===========  ===========

                          SPARK NETWORKS, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
           (unaudited, in thousands, except per share data)

                                       Three Months Ended  Six Months Ended
                                             June 30,          June 30,
                                        ----------------  ----------------
                                          2009     2008     2009     2008
                                        -------  -------  -------  -------

Net revenues                            $11,242  $14,987  $23,274  $30,009

Direct marketing expenses                 2,984    4,023    5,834    8,095
                                        -------  -------  -------  -------
    Contribution                          8,258   10,964   17,440   21,914

Operating expenses:
  Sales & marketing (including
   stock-based compensation of $43,
   $196, $91, and $389)                     836    1,128    1,757    2,181
  Customer service (including stock-based
   compensation of $2, $17, $7, and $38)    435      581      980    1,212
  Technical operations (including
   stock-based compensation of $39,
   $171, $89, and $342)                     848    1,021    1,718    2,084
  Development (including stock-based
   compensation of $21, $159, $62, and
   $318)                                  1,098    1,110    2,406    2,331
  General and administrative (including
   stock-based compensation of $163,
   $524, $344, and $1,048)                2,924    3,979    6,190    8,155
  Amortization of intangible assets         187      222      371      551
  Impairment of goodwill and long-lived
   assets                                    --       --      880       --
                                        -------  -------  -------  -------
Total operating expenses                  6,328    8,041   14,302   16,514

Operating income                          1,930    2,923    3,138    5,400

Interest expense (income) and other,
 net                                     (1,885)    (224)  (1,393)    (558)
                                        -------  -------  -------  -------

Income before income taxes                3,815    3,147    4,531    5,958

Provision for income taxes                1,928    1,506    2,334    2,751
                                        -------  -------  -------  -------

Net income                              $ 1,887  $ 1,641  $ 2,197  $ 3,207
                                        =======  =======  =======  =======

Net income per share - basic and
 diluted                                $  0.09  $  0.07  $  0.11  $  0.13
                                        -------  -------  -------  -------
Weighted average shares outstanding -
 basic                                   20,568   24,555   20,558   25,279
Weighted average shares outstanding -
 diluted                                 20,574   24,575   20,566   25,301

Reconciliation of Net Income to Adjusted EBITDA

                                       Three Months Ended Six Months Ended
                                        ----------------  ----------------
                                             June 30,          June 30,
                                          2009     2008     2009     2008
                                        -------  -------  -------  -------
Net income                              $ 1,887  $ 1,641  $ 2,197  $ 3,207
Interest                                    124       39      193       (9)
Taxes                                     1,928    1,506    2,334    2,751
Depreciation                                195      173      400      414
Amortization                                187      222      371      551
                                        -------  -------  -------  -------
EBITDA                                    4,321    3,581    5,495    6,914
Stock based compensation                    268    1,067      593    2,135
Impairment of goodwill                       --       --      880       --
Non-cash currency translation
 adjustments                               (294)    (262)     128     (622)
Non-repetitive property possession       (1,742)      --   (1,742)      --
                                        -------  -------  -------  -------
Adjusted EBITDA                         $ 2,553  $ 4,386  $ 5,354  $ 8,427

                               SPARK NETWORKS, INC.
                        SEGMENT RESULTS FROM OPERATIONS
                 (in thousands except subscriber information)

                                  Three Months Ended    Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                   2009       2008       2009       2008
                                 ---------  ---------  ---------  ---------

Net Revenues
Jewish Networks                  $   7,064  $   8,643  $  14,647  $  17,310
Other Affinity Networks              3,306      3,405      6,603      6,758
General Market Networks                701      2,174      1,641      4,750
Offline & Other Businesses             171        765        383      1,191
                                 ---------  ---------  ---------  ---------
    Total Net Revenues           $  11,242  $  14,987  $  23,274  $  30,009
                                 =========  =========  =========  =========

Direct Marketing Expenses
Jewish Networks                  $     596  $     624  $   1,159  $   1,329
Other Affinity Networks              2,192      1,968      4,157      3,810
General Market Networks                148        962        421      2,298
Offline & Other Businesses              48        469         97        658
                                 ---------  ---------  ---------  ---------
    Total Direct Marketing
     Expenses                    $   2,984  $   4,023  $   5,834  $   8,095
                                 =========  =========  =========  =========

Contribution
Jewish Networks                  $   6,468  $   8,019  $  13,488  $  15,981
Other Affinity Networks              1,114      1,437      2,446      2,948
General Market Networks                553      1,212      1,220      2,452
Offline & Other Businesses             123        296        286        533
                                 ---------  ---------  ---------  ---------
    Total Contribution           $   8,258  $  10,964  $  17,440  $  21,914
                                 =========  =========  =========  =========

Average Paying Subscribers
Jewish Networks                     82,769     91,598     83,706     92,159
Other Affinity Networks             65,409     63,309     64,901     61,721
General Market Networks             14,022     33,573     15,916     35,504
Offline & Other Businesses           1,017      1,975      1,087      2,170
                                 ---------  ---------  ---------  ---------
    Total Average Paying
     Subscribers                   163,217    190,455    165,610    191,554
                                 =========  =========  =========  =========

For More Information
Investors:
Brett Zane
+ 1-323-658-3000 ext. 4001
bzane@spark.net